UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 31, 2014

PROSPECT GLOBAL RESOURCES INC.

(Exact name of registrant as specified in its charter)

Nevada	001-35590	26-3024783
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1401 17th Street
Suite 1550
Denver, CO	80202
(Address of Principal Executive Offices)	(Zip Code)

(303) 990-8444
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                                  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                                   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                                           Other Events.

On January 31, 2014, we obtained an extension of our obligation to deliver a NI 43 101 technical report to The Karlsson Group, Inc. from February 1, 2014 to March 10, 2014 under the senior first priority secured promissory note, as amended, issued to The Karlsson Group.  The Karlsson Group became our senior secured lender in August 2012 following our purchase of The Karlsson Group’s 50% interest in our subsidiary American West Potash LLC, at which time we assumed full ownership and control of American West Potash, which is developing a potash mining facility in the Holbrook Basin of Arizona.  Although we will not be able to meet the March 10, 2014 delivery date, as explained below we hope to extinguish the Karlsson debt on or before that date.

On December 10, 2013, we agreed with The Karlsson Group that we can retire all amounts owing under the Karlsson Note for $25 million provided we pay this amount on or before March 10, 2014.  If we are unable to pay the $25 million on or before March 10, 2014, we would be in default of The Karlsson Group debt and the Karlsson Group could foreclose on all of our assets. A default on The Karlsson Group debt would cause the entire undiscounted amount then owing (approximately $150.0 million as of January 14, 2014) to become immediately due and payable and also cause a cross-default of our Apollo debt, which totaled approximately $7.3 million as of January 31, 2014.

We are in active discussions with private and strategic finance parties to raise additional money to support our operations and avoid defaulting on the Karlsson debt. As previously disclosed, we may decide to seek bankruptcy protection if we cannot raise sufficient funds to support our operations and pay the $25 million to extinguish our debt to The Karlsson Group.

Item 9.01.                                        Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Eighth Amendment to Senior First Priority Secured Promissory Note
10.2	Reaffirmation of Loan Documents

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROSPECT GLOBAL RESOURCES INC.

	By:	/s/ Damon G. Barber
Date: February 6, 2014		President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description

10.1	Eighth Amendment to Senior First Priority Secured Promissory Note
10.2	Reaffirmation of Loan Documents